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Exhibit 14.1

LAB INTERNATIONAL INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1.     Purpose of the Code

The board of directors (the "Board") of LAB International Inc. (the "Corporation") has adopted this Code of Business Conduct and Ethics (the "Code"), which is designed to provide guidance on the conduct of the Corporation's business with a view to promoting integrity and deterring wrongdoing. Overall, Corporate Personnel (as defined below) must use sound judgment in the conduct of the Corporation's business. When in doubt, Corporate Personnel should consult with their manager, senior management or the Board, as applicable.

2.     Application of the Code

The Code applies to all directors, officers and employees of the Corporation and its subsidiaries (who are referred to collectively as "Corporate Personnel") and operates in all countries in which the Corporation and its subsidiaries conduct business. For outside directors, it is not intended to restrict their business that is not related to the Corporation.

3.     Monitoring Compliance

The Board is responsible for monitoring compliance with the Code.

4.     Waivers from the Code

A waiver of this Code will be granted only in exceptional circumstances. Any waivers from the Code that are granted for the benefit of the Corporation's directors or executive officers shall be granted by the Board only. Waivers from the Code that are granted for the benefit of the Corporation's directors or executive officers shall be disclosed as required by applicable securities laws. Any waiver for employees will be granted only upon approval by the Chief Executive Officer.

5.     Conflicts of Interest

Corporate Personnel must act honestly and in good faith, with a view to the best interests of the Corporation. Corporate Personnel must avoid situations involving a conflict or the potential for a conflict between their personal interests and the interests of the Corporation. In the case of a recognized conflict of interest between personal interests and the Corporation's interests, the Corporate Personnel must disclose the conflict to an appropriate party, such as a manager or member of senior management. Such appropriate party shall then determine how to address the matter so as to eliminate the conflict of interest or refer the matter to the Board for consideration.

The following are examples of specific conflicts that may arise in the course of carrying out the Corporation's business. This is not a comprehensive list of possible conflicts of interest.

Outside Business Interests — Subject to their employment arrangements, Corporate Personnel are free to take on employment and other activities outside of their work responsibilities with the Corporation. However, in doing so, Corporate Personnel must ensure that any "outside" activities do not present a real or perceived conflict with the interests of the Corporation or with their duties as Corporate Personnel.

Outside Directorships — Corporate Personnel are free to take on directorships; however, Corporate Personnel must be aware of any potential for conflicts with the interests of the Corporation and be prepared to address any real or perceived conflicts of interest.

Financial Interests in Suppliers, Customers or Competitors — Corporate Personnel should avoid holding significant financial interests in suppliers, customers and competitors. Any proposed affiliation between

Corporate Personnel and any such entity would likely constitute a conflict of interest and should be reviewed by the Board.

Giving and Receiving Gifts — Corporate Personnel should refrain from giving or accepting gifts or social invitations of more than a nominal value which could create, or create the appearance of, a conflict with the interests of the Corporation. Examples of acceptable gifts, both to give and receive, include: gifts that are promotional in nature (i.e. pens, golf shirts), gifts that are widely distributed to other Corporate Personnel, customers or suppliers; meals; tickets to local sporting or theatrical events; invitations to local holiday gatherings and other local celebrations; and reimbursement for reasonable expenses incurred in the course of business. Corporate Personnel should never solicit gifts or social invitations from customers, suppliers or other outside parties. Corporate Personnel are prohibited from making payments or giving gifts to a public official in any country in which the Corporation and its subsidiaries operate, in order to obtain a business advantage.

Travel — Corporate Personnel should not travel on the basis of a customer or supplier assuming or paying directly for travel costs. However, if such costs are invoiced by the Corporation for payment by the customer or supplier, then Corporate Personnel may travel on the basis of the customer or supplier paying for such costs.

6.     Protection and Proper Use of Corporate Assets and Opportunities

General — All Corporate Personnel must handle the physical and intellectual assets of the Corporation with integrity and with due regard to the interests of all of the Corporation's stakeholders. The assets of the Corporation shall at all times be recognized as the property of the Corporation and treated as such. Corporate Personnel cannot appropriate a corporate opportunity or corporate property, arising out of their relationship with the Corporation, for their own personal benefit.

Transactions and Records — Corporate Personnel must have authorization to enter into business transactions on behalf of the Corporation. All corporate transactions must be accounted for in the Corporation's books in a complete, accurate and timely fashion. Records must not be manipulated or destroyed for the purpose of impeding or obstructing any investigation undertaken by the Corporation or a legal, governmental or institutional authority. No action shall be taken to fraudulently influence or mislead anyone engaged in the performance of an audit of the Corporation's financial statements.

7.     Confidentiality of Corporate Information

General — Confidential information is any information that is not known to the general public and includes business research, market plans, strategic objectives, unpublished financial information, customer, supplier and personnel lists and all intellectual property, including trade secrets, software, trademarks, copyrights and patents. Confidential information may not be given or released without proper authority and appropriate protection to anyone not employed by the Corporation or to Corporate Personnel who have no need for such information. Corporate Personnel are prohibited from discussing, disclosing or using any confidential information for their own personal purposes without prior consent of an executive officer. In addition, confidential information should only be disclosed to other Corporate Personnel on a "need to know" basis. Corporate Personnel must comply with the Corporation's Communication Policy.

No Insider Trading and Tipping — Corporate Personnel are prohibited from trading or encouraging others to trade in the securities of the Corporation where the person trading or encouraging trading is in possession of material undisclosed information.

Privacy — Personal information, as it relates to Corporate Personnel, including medical and benefits information, is only to be released to non-Corporation individuals after receiving prior permission from the affected Corporate Personnel, except where the information will be used to verify employment or to satisfy legitimate legal requirements.

8.     Fair Dealing

Competition Laws — Corporate Personnel must deal honestly and fairly with customers, suppliers and competitors. Corporate Personnel shall not undertake any activities that could reasonably be expected to result in an unreasonable restraint of trade, unfair trade practice or any other anticompetitive behaviour in violation of any law. Any Corporate Personnel who work in an area that requires frequent contact with competitors, customers or suppliers should be particularly sensitive to the requirements of competition laws.

No Discrimination or Harassment — The Corporation undertakes to deal fairly with all Corporate Personnel. There is a "no tolerance" policy in place for any form of discrimination or harassment against Corporate Personnel, with respect to race, religion, age, gender, marital and family status, sexual orientation, ethnic or national origin or disability or any other grounds enumerated in applicable human rights legislation.

9.     Compliance with Laws, Rules and Regulations

General — All Corporate Personnel, in discharging their duties, must comply with the laws, rules and regulations, particularly health and safety requirements, of the countries in which the Corporation and its subsidiaries carry on business. All Corporate Personnel are charged with the responsibility for acquiring sufficient knowledge of the laws involved in each area relating to their particular duties. Corporate Personnel must ensure that they conduct their business activities in compliance with the laws involved in their area and keep up-to-date on issues that may affect the laws in their area of operation. Corporate Personnel are also expected to comply with the governing rules of any industry or other association with which they participate on behalf of the Corporation.

Cooperation with Authorities — Corporate Personnel shall cooperate with authorities (legal, governmental and institutional) should such cooperation be required. At no time will any Corporate Personnel knowingly lie to or mislead such authorities in the performance of their duties.

10.   Reporting of Violations of this Code

Obligation to Report — Corporate Personnel are responsible for being aware of, understanding and complying with this Code when making business decisions. Corporate Personnel must promptly report any problems or concerns and any actual or potential violation of the Code. To do otherwise, will be viewed as condoning a violation of this Code.

No Retaliation — There shall be no reprisal or other action taken against any Corporate Personnel who, in good faith, bring forward concerns about actual or potential violations of laws or the Code. Anyone engaging in any form of retaliatory conduct will be subject to disciplinary action, which may include termination.

Process for Reporting — Corporate Personnel should first raise a complaint or concern with his or her manager. If that is not possible for some reason or if this does not resolve the matter, Corporate Personnel must take the matter up the chain of management within the Corporation. Ultimately, unresolved complaints and concerns (including reports of potential or actual violations of this Code, complaints regarding accounting, internal accounting or auditing matters and concerns regarding questionable accounting or auditing matters) should be referred to the Chair of the Audit Committee who will treat all disclosures in confidence and will involve only those individuals who need to be involved in order to conduct an investigation. All complaints and concerns reported to the Chair of the

Audit Committee shall be handled in accordance with the Corporation's Treatment of Complaints Policy.

Anonymous Submissions — Corporate Personnel or members of the public wishing to refer a complaint or concern to the Chair of the Audit Committee on a confidential and anonymous basis may do so in writing. The complaint or concern should be specified in detail in a letter, which should be delivered to the Chairman of the Audit Committee in a sealed envelope marked "Confidential — For the Chairman of the Audit Committee".

11.   Consequences of Violating this Code

Failure to comply with this Code will be considered by the Corporation to be a very serious matter. Depending on the nature and severity of the violation, disciplinary action may be taken by the Corporation, up to and including termination. In addition, the Corporation may make claims for reimbursement of losses or damages and/or the Corporation may refer the matter to the authorities. Anyone who fails to report a violation upon discovery or otherwise condones the violation of this Code may also be subject to disciplinary action.

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  Exhibit 14.1
LAB INTERNATIONAL INC. CODE OF BUSINESS CONDUCT AND ETHICS